                                                                    Exhibit 99.1

                 SIMMONS COMPANY ANNOUNCES FIRST QUARTER RESULTS

     RECORD FIRST QUARTER EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
                                  AMORTIZATION

                     DALE MORRISON JOINS BOARD OF DIRECTORS


ATLANTA, May 9, 2002 - Simmons Company announced today the operating results for the first quarter of 2002.

For the first quarter of 2002 net sales were $177.2 million, as compared to $162.4 million in the same period one year ago. Reported sales for both years reflect the adoption at the beginning of the Company's 2002 fiscal year of Financial Accounting Standards Board Emerging Issues Task Force 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products. The adoption of this new accounting pronouncement had the effect of decreasing both net sales and selling, general and administrative expenses by $4.6 million for the first quarter of 2002 and $17.2 million for the first quarter of 2001. The sales increase was positively impacted by new distribution developed over the last year and increased sales of higher priced products.

Adjusted EBITDA for the first quarter of 2002 increased by $7.6 million, or 44.9%, to $24.5 million from $16.9 million in the first quarter of 2001. This adjusted EBITDA was a record first quarter for Simmons. The Company had net income of $5.7 million in 2002's first quarter compared to a $1.0 million net loss in the same period one year ago.

Simmons' Chairman and Chief Executive Officer, Charlie Eitel, said, "We are pleased with our sales growth in the first quarter which occurred as a result of our efforts to replace several key dealers which were lost due to bankruptcy over the last twenty-one months. We are also very pleased with the success of our new Beautyrest product line, featuring Super Pocketed Coil(R) Technology and unique covers, which we began shipping in late 2001. We believe the growth in sales at our higher price points, which we enjoyed in our first quarter, is further evidence that consumers will pay more for a mattress which will provide them with a better night's sleep."

Mr. Eitel added, "Our ongoing focus on cost control continues to be instrumental in our improvement in operating margins. Our material costs as a percentage of net sales decreased in the first quarter due in part to the efforts of our associates to reduce waste in manufacturing. Our labor costs as a percentage of net sales also declined in the first quarter. As a result of improved efficiencies in our factories, management of labor hours, and product demand, we were able to increase sales with over 13% fewer factory workers as compared to a year ago. Through our focus on operations, our first quarter gross margin improved to 47.1%, the thirteenth consecutive quarter of gross margin improvement versus the comparable quarter of the prior year."

Total debt levels declined by $7.8 million during the first quarter to $288.1 million. Executive Vice President and Chief Financial Officer, William S. Creekmuir, said, "Our operating cash flow in the first quarter, which increased by $11.8 million over the first quarter of 2001, is reflective of our ongoing success in expanding operating margins while at the same time effectively managing our balance sheet." Over the last twelve months, total debt has declined by $44.7 million and the Company's leverage ratio at March 30, 2002 was
3.4 times cash flow. Mr. Creekmuir continued, "Management remains focused on the continued de-leveraging of the Company. Over the balance of 2002, through operating cash flows and balance sheet management, we believe we can continue to generate free cash flow to further reduce debt."

Mr. Eitel then added, "We are pleased to announce that Dale F. Morrison has joined Simmons' Board of Directors effective April 30, 2002. Dale is a seasoned business executive who is the former Chief Executive Officer of Campbell Soup Company. Prior to being named CEO, Mr. Morrison ran the Pepperidge Farm division of Campbell after a long and successful career at both PepsiCo and General Foods. Most recently, Mr. Morrison served as Chief Executive Officer of Ci4net, Inc., a technology equity holding company based in London, England. The Simmons management team welcomes the counsel that Dale brings to our Board."
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Mr. Eitel continued, "We remain concerned about the state of the U.S. economy.
Although housing sales and interest rates bode well for our industry, the current unemployment rate in most parts of the country does not. The International Sleep Products Association is forecasting three percent sales growth for our industry in 2002. We believe by continuing to focus on introducing innovative products designed to deliver consumers `a better night's sleep' we can increase our sales in 2002 above the industry rate. We plan to continue to closely manage our costs and focus on expanding our customer base. If we continue to execute in each of these areas, our 2002 adjusted EBITDA should be a record for Simmons Company."

The Company will webcast its first quarter 2002 financial results via a conference call on Friday, May 10, 2002 beginning at 11:00 a.m. Eastern Time. It will be available at the Company's website www.simmons.com. The webcast will also be available for replay through May 24, 2002.

The maker of Beautyrest(R), BackCare(R), Olympic(R) Queen, DreamScapes(TM) and Deep Sleep(R), Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, operating 18 plants across the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.

FORWARD-LOOKING INFORMATION: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are indicated by the use of words such as "expect", "believe", "intend", "project", "anticipate", "should" or similar expressions, relate to future financial results, including expected benefits from our Better Sleep Through Science(R) philosophy, and are thus prospective. Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those

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anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated sales growth, success of new products, increased market share, reduction of manufacturing costs, generation of free cash flow and reduction of debt, changes in consumer confidence or demand, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Form 10-K for 2001 and the Form 10-Q to be filed for the first quarter 2002. The Company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

                                - table follows -

                        Simmons Company and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                                   (Unaudited)

                                                                        Quarter Ended
                                                               -----------------------------
                                                                 March 30,        March 31,
                                                                   2002             2001
                                                                 ---------        ---------

Net sales                                                        $ 177,247        $ 162,395
    Cost of products sold                                           93,763          101,841
                                                                 ---------        ---------
Gross margin                                                        83,484           60,554

Operating expenses:
    Selling, general and administrative expenses                    63,197           47,336
    Non-cash variable stock compensation expense                     3,127            3,227
    ESOP expense                                                        --              639
    Amortization of intangibles                                        697            2,108
                                                                 ---------        ---------
                                                                    67,021           53,310
                                                                 ---------        ---------

Operating income                                                    16,463            7,244

    Interest expense, net                                            6,805            8,475
    Other expense, net                                                 334              649
                                                                 ---------        ---------
      Income (loss) before income taxes                              9,324           (1,880)
Income tax expense (benefit)                                         3,636             (902)
                                                                 ---------        ---------
      Net income (loss)                                          $   5,688        $    (978)
                                                                 =========        =========


Adjusted EBITDA:
    Income (loss) before income taxes                            $   9,324        $  (1,880)
    Interest expense, net                                            6,805            8,475
    Depreciation                                                     3,219            2,917
    Amortization of intangibles                                        697            2,108
    Other amortization                                                 951              654
    ESOP expense                                                        --              639
    Other expense, net                                                 334              649
                                                                 ---------        ---------

      EBITDA                                                        21,330           13,562

    Non-cash variable stock compensation                             3,127            3,227
    Interest income                                                     39              116
                                                                 ---------        ---------

      Adjusted EBITDA*                                           $  24,496        $  16,905
                                                                 =========        =========

*     As defined by our Senior Credit Agreement.

                        Simmons Company and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (Unaudited)

                                                    March 30,        December 29,
                                                       2002            2001 *
                                                    ---------         ---------
ASSETS
Current assets:

     Cash and cash equivalents                      $   2,002         $   1,209
     Accounts receivable, net                          81,874            70,896
     Inventories                                       22,249            24,400
     Deferred income taxes                              6,716             5,296
     Other current assets                              16,095            15,415
                                                    ---------         ---------
          Total current assets                        128,936           117,216
                                                    ---------         ---------

Property, plant and equipment, net                     42,198            45,276
Goodwill, net                                         172,643           172,643
Intangible assets, net                                  6,117             3,800
Deferred income taxes                                  29,507            34,706
Other assets                                           11,464            12,025
                                                    ---------         ---------
                                                    $ 390,865         $ 385,666
                                                    =========         =========

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:

     Current maturities of long-term debt           $     579         $  12,147
     Accounts payable                                  33,163            29,306
     Accrued liabilities                               48,536            46,765
                                                    ---------         ---------
          Total current liabilities                    82,278            88,218
                                                    ---------         ---------

Long-term debt                                        287,500           283,767
Other non-current liabilities                          31,873            27,920
                                                    ---------         ---------
          Total liabilities                           401,651           399,905
                                                    ---------         ---------

Commitments and contingencies

Redemption obligation - ESOP, net                      48,728            44,079

Common stockholder's deficit:
     Common stock                                         320               320
     Accumulated deficit                              (59,724)          (58,513)
     Accumulated other comprehensive loss                (110)             (125)
                                                    ---------         ---------
          Total common stockholder's deficit          (59,514)          (58,318)
                                                    ---------         ---------
                                                    $ 390,865         $ 385,666
                                                    =========         =========

* Derived from the Company's 2001 audited Consolidated Financial Statements.